EXHIBIT 99.1

PRESS RELEASE DATED MARCH 2, 2006

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Patch the Major Partner on Prime Alberta Oil Sands Property Acquisition

VANCOUVER, B.C., March 2, 2006 /PRNewswire-FirstCall, Patch International Inc. (“PTII”) (PTII: OTCBB) is pleased to announce that the recently formed oil sands consortium in which PTII has a 75% interest (the “Consortium”) has entered into a formal agreement for the acquisition of an Alberta oil sands property located just south of Fort McMurray in the area of Leismer, Alberta.

The property is ideally located in the McMurray Channel and is in close proximity to major oil sands projects by Petrobank, Encana, Conoco Philips and North American Oil Sands. The Consortium is mobilizing to develop this property as rapidly as possible, beginning with a seismic work program that is anticipated to be undertaken this summer.

``This acquisition far exceeds our expectations in terms of acquiring a prime oil sands property in the heart of the producing McMurray channel in the Athabasca Oil Sands. Complementing our conventional oil and gas development strategy is a tremendous growth opportunity in unconventional oil sands, which PTII believes have the potential to deliver significant production increase and provide spectacular share price appreciation for our shareholders,” said David Stadnyk, PTII’s Chief Executive Officer.

"We believe the combination of advances in thermal extraction technologies, particularly SAGD, and the strengthening of world oil prices has set the stage for PTII to generate significant long-term value for PTII shareholders through accelerated oil sands investment and development. Our lands contain an estimated 51.28 Million barrels of probable and possible recoverable oil in place. We are located in an area well known for high quality and high recovery oil. With our expected work program this summer we believe that this reserve could double this year. The property has the potential to go into production in the next 24 months as we continue to add to our oil sands portfolio," Stadnyk said.

The property is divided into two sections called Block A and Block B. The Consortium has made a payment of $800,000 and 175,000 shares of PTII, subject to s.144 trading restriction, for Block A with an additional $500,000 due on or before April 1, 2006. Block B is to be optioned on or before April 1, 2007 with the payment of $1.3 million dollars and 100,000 further shares. Both Block A and B are subject to a 5% overriding royalty.

The oil sands of Canada hold recoverable reserves of 175 billion barrels with a proven reserve life of 480 years and another 130 billion barrels of potential reserves which is second only to Saudi Arabia’s 262 billion barrels. Canada is in an optimal position to supply oil to the U.S. with its favourable political climate, close proximity and because Canada with its oil sands is one of the few non-OPEC countries which can grow its oil production.

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ABOUT PATCH INTERNATIONAL

PTII is a junior oil and gas producer that currently earns oil revenue from 20 oil wells. These wells provide the company with short-term and long-term cash flow. PTII has drill programs on five properties in Alberta scheduled for this year. PTII has properties in North America, and has a property in the heart of the Alberta oil sands that will begin a work program in 2006. PTII has a strong cash position as a result of being substantially underway in its program to sell its 11.2 million shares investment in Pharmaxis. The Company has declared a dividend, whereby shareholders of record as at July 30, 2004, will receive on a pro-rata basis 50% of the net proceeds after taxes and costs of the sale of the Company's Pharmaxis investment and net of any other costs and taxes that may arise with respect to this matter. The distribution will take place after the Company has completed the final sale of its Pharmaxis shares and is subject to the Company receiving all the required regulatory approvals.

For further information visit our corporate website at www.patchinternational.com.

If you are not currently on the PTII updates list, please send in your email to info@patchinternational.com or call 888-864-7372 with the best way to keep you informed. We will send out regular updates and news releases to everyone who asks to be on the list.

Contact:

Investor Relations

Tel: 888-864-7372

Fax: 604-688-5390

Email: info@patchinternational.com

CEOcast

Mr. Ken Sgro

Tel: 212-732-4300 Ext. 12

Email: kensgro@ceocast.com

the foregoing communication contains forward-looking statements. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by Patch International Inc. may differ materially from these statements due to a number of factors. Patch International Inc. assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before you make investment decision.

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